EXHIBIT 10.4
Execution Version
CALPINE CORPORATION
RESTRICTIVE COVENANT AGREEMENT
The following agreement (this “Agreement”) is hereby entered into as of August 29, 2018, by and between Calpine Corporation (the “Company”) and Zamir Rauf (“Executive”). In connection with Executive’s employment with the Company and for and in consideration of the payments and benefits provided in the employment agreement between Executive and the Company dated as of August 29, 2018, Executive hereby agrees to abide by the following restrictive covenants:

1.	Proprietary Information and Records.

(a)
“Proprietary Information” means confidential or proprietary information, knowledge or data concerning (1) the businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how of the Company and its affiliates (the “Group”), (2) any other matter relating to the Group, (3) any matter relating to clients of the Group or other third parties having relationships with the Group and (4) any confidential information from which the Group derives business advantage or economic value. Proprietary Information includes (A) the names, addresses, phone numbers and buying habits and preferences and other information concerning clients and prospective clients of the Group, and (B) information and materials concerning the personal affairs of employees of the Group. In addition, Proprietary Information may include information furnished to Executive orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. Proprietary Information does not include information (X) that was or becomes generally available to Executive on a non-confidential basis, if the source of this information was not reasonably known to Executive to be bound by a duty of confidentiality, (Y) that was or becomes generally available to the public, other than as a result of a disclosure by Executive, directly or indirectly, or (Z) that Executive can establish was independently developed by Executive without reference to Proprietary Information.

(b)
Executive acknowledges that he will obtain or create Proprietary Information in the course of Executive’s involvement in the Group’s activities and may already have Proprietary Information. Executive agrees that the Proprietary Information is the exclusive property of the Group. In addition, nothing in this Agreement will operate to weaken or waive any rights the Group may have under statutory or common law, or any other agreement, to the prohibition of unfair competition or the protection of trade secrets, confidential business information and other confidential information.

(c)	Executive will use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group.

(d)
After the termination of Executive’s employment, Executive will not use or disclose any Proprietary Information for any purpose. For the avoidance of doubt, but without limitation of the foregoing, after termination of Executive’s employment, Executive will not directly or indirectly use Proprietary Information from which the Group derives business advantage or economic benefit to solicit, impair or interfere with, or attempt to

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solicit, impair or interfere with, any person or entity, who, at the time of the termination of Executive’s employment, is then a customer, vendor or business relationship of the Group (or who Executive knew was a potential customer, vendor or business relationship of the Company within the six months prior to the termination of Executive’s employment).

(e)
Within five (5) business days following the termination of Executive’s employment, Executive will on request return to the Company all written Proprietary Information that has been provided to Executive and Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive’s use containing or reflecting any Proprietary Information (provided that Executive may retain a copy of his contacts list and the contents thereof).

2.	Covenant Not to Solicit, Not to Compete, Not to Disparage and to Cooperate in Litigation.

(a)
Covenant Not to Solicit. During Executive’s employment with the Company and for period of twelve (12) months after termination of Executive’s employment, Executive will not directly or indirectly, (i) solicit or attempt to solicit anyone who, at the time of the termination of Executive’s employment, is then an employee of the Group (or who was an employee of the Group within the six months prior to the termination of Executive’s Employment) to resign from the Group or to apply for or accept employment with any company or other enterprise, (ii) solicit any Customer to transact business with a competitive enterprise or to reduce or refrain from doing any business with the Company, (iii) transact business with any Customer that would cause Executive to be a competitive enterprise, or (iv) interfere with or damage any relationship between the Group and a Customer. For purposes of this Agreement, (i) a “Customer” means any customer of the Group or prospective customer of the Group contacted and materially and specifically pursued during Executive’s employment by the Group to whom Executive provided services, or for whom Executive transacted business, or whose identity became known to Executive in connection with Executive ‘s relationship or employment with the Group, and (ii) “solicit” means any communication of any kind, regardless of who initiates it, that invites, advises, encourages or requests any person to take or refrain from taking any action.

(b)
Covenant Not to Compete. During Executive’s employment with the Company and for a period of twelve (12) months thereafter, Executive shall not directly or indirectly manage, operate, participate in, be employed by, perform consulting services for, or otherwise be connected with any competitive enterprise; nor shall Executive receive compensation from any other company or business during the time Executive is employed with the Company unless the arrangement giving rise to such compensation has been (i) disclosed to and approved by the Board in advance or (ii) is otherwise permitted by the terms of this Agreement. Executive may invest in any competitive enterprise, provided that Executive does not own more than five (5) percent of the voting securities of any such entity at any time.

(c)
Nondisparagement. During and after Executive’s employment with the Company, the parties mutually covenant and agree that neither will directly or indirectly disparage the other, or make or solicit any comments, statements, or the like to any clients, competitors, suppliers, employees or former employees of the Company, the press, other media, or others that may be considered derogatory or detrimental to the good name or business reputation of the other party. Nothing herein shall be deemed to constrain either party’s cooperation in any Board authorized investigation or governmental action, or to prohibit

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competition otherwise permitted hereunder. In the event of Executive’s termination, Executive and Company shall agree on any press release relating to such termination and the Company and Executive shall not publicly discuss or comment on Executive’s termination in any manner other than as mutually agreed in the press release.

(d)
Cooperation in Any Investigations and Litigation. For a period of no more than one year after termination of employment, Executive agrees that Executive will reasonably cooperate with the Company, and its counsel, in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge as a result of Executive’s service with the Company by providing truthful information. The Company agrees promptly to reimburse Executive for reasonable expenses reasonably incurred by Executive, together with hourly charges at the rate of $1,000 per hour, in connection with Executive’s cooperation pursuant to this Section 2(d). Nothing herein shall require Executive to devote more than six (6) hours per week or four (4) days per month of time to such matters, to travel material distances in connection therewith or to take any action that would materially interfere with Executives duties for a subsequent recipient of his services. Executive agrees that, in the event Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Executive’s employment by the Company, Executive will, to the extent not legally prohibited from doing so, give prompt notice of such request to the Chief Legal Officer of the Company so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure. Nothing in this provision shall require Executive to violate Executive’s obligation to comply with valid legal process.

(e)
Work Product. Executive agrees that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of the Group, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of the Group, and all existing or future products or services, which are conceived, developed or made by Executive (alone or with others) during the term of this Agreement for the Group (“Work Product”) belong to the Company. Executive will reasonably cooperate fully, without cost to Executive, in the establishment and maintenance of all rights of the Group in such Work Product. The provisions of this Section 2(e) will survive indefinitely to the extent necessary to require actions to be taken by Executive after the termination of this Agreement with respect to Work Product created during the term of this Agreement.

(f)
Blue Pencil. It is the intent and desire of Executive and the Company that the provisions of this Section 2 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 2 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(g)	Survive. Executive’s obligations hereunder shall survive, in accordance with their terms, termination of his employment with the Company.

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Execution Version
IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date and year first written above.

/s/ W. THADDEUS MILLER	/s/ ZAMIR RAUF
Vice Chairman & Chief Legal Officer

CALPINE CORPORATION	EXECUTIVE

[Signature Page to Rauf Restrictive Covenant Agreement]